MUSIC INDUSTRY EXECUTIVE TOMMY NAST APPOINTED AS NEW EXECUTIVE VICE PRESIDENT, BUSINESS DEVELOPMENT FOR CENTERSTAGING MUSICAL PRODUCTIONS, INC.

BURBANK, CA (OTCBB: CNSC date place holder) - Renowned music executive Tommy Nast has been appointed to the newly created post of Executive Vice President, Business Development for CenterStaging Musical Productions, Inc. by the board of directors. CenterStaging Musical Productions, Inc. and rehearsals.com are owned by CenterStaging Corp. (OTCBB: CNSC). Mr. Nast will be based at the CenterStaging headquarters in Burbank, CA.

Mr. Nast will oversee label relations, promotion, public relations, marketing and talent relations as well as developing strategic alliances on behalf of both CenterStaging Musical Productions, Inc. and its digital [internet] portal, rehearsals.com. Additionally, Mr. Nast will lead the CenterStaging initiative to fulfill the production and distribution facility’s mandate of producing and distributing innovative, unique, creative and cutting edge digital platform content for both the music and entertainment communities.

“It is with profound gratitude that we accept the extreme good fortune to have been afforded the opportunity to add to our family of new pioneers in media, Mr. Tommy Nast. Tommy’s impressive dossier is reflective of a distinguished career that spans over three decades in the world of media and entertainment and we couldn’t be more enthusiastic about this consequence,” said Johnny Caswell, Director & President of CenterStaging Corp (OTCBB: CNSC).. “Tommy’s knowledge and experience will certainly bring us into new ventures and extend CenterStaging’s prestige and influence throughout the music community.”

“Tommy Nast is a terrific addition to the executive staff of our Company. He brings valuable experience and knowledge of our industry that will greatly benefit all of our entertainment endeavors,” said Roger Paglia, Director & Chief Executive Officer of CenterStaging Corp. (OTCBB: CNSC).

“I couldn’t be happier and I am very fortunate to be able to join CenterStaging & rehearsals.com.  Having seen how Johnny, Roger, Howard and Jan have turned the premier rehearsal space in the world into a state of the art broadcast facility over the past year is astounding. I look forward to taking their vision and sharing it with the forward thinking portion of the entertainment industry that will recognize the value we bring,” said Tommy Nast. “CenterStaging & rehearsals.com will be of significant importance to acts of all musical genres and especially emerging artists. Most importantly, the people that make up this organization are loaded with passion and integrity for music!

Tommy Nast comes to CenterStaging with more than 30 years of music industry experience, with 20 years most notably at the music industry trade publication, Album Network. Prior to joining CenterStaging, Mr. Nast was Executive Vice President of Business Development for AEG Live. During his time at the company, he was instrumental in the development of AEG TV which put music content on the big screen in association with its sister company Regal Entertainment. Most recently he was a key figure in the launch of Network Live and the landmark Live 8 broadcast.

About CenterStaging Corp.
CenterStaging Corp. (OTCBB: CNSC) is a public company based in Burbank, CA with satellite offices in Bensalem, PA and is the parent company of CenterStaging Musical Productions, Inc. and rehearsals.com. CenterStaging Musical Productions, Inc. provides rehearsal and production services for all facets of the entertainment industry. The 150,000 square foot facility features 11 rehearsal studios, one sound stage, a high-definition broadcast center, thousands of musical instruments and backline equipment in Burbank, CA. The facility houses rehearsals.com which was envisioned as a gateway into the professional artist’s workshop, and provides high-definition streaming video as well as digital audio programming, exclusive performances, candid artist interviews and intimate lessons from the masters. The teaming of CenterStaging and rehearsals.com mounts a powerful vertically integrated entertainment model that not only develops and produces content, but delivers compelling programming to an online audience.